Consent of Independent Registered Public Accounting Firm

The Board of Directors
NexTier Oilfield Solutions Inc.:

We consent to the use of our reports dated February 24, 2021, with respect to the consolidated financial statements of NexTier Oilfield Solutions Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements refers to a change in method of accounting for leases as of January 1, 2019.

/s/ KPMG LLP

Houston, Texas
May 13, 2021